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                                                                  EXHIBIT 10.27


                   SCHEDULE TO EXECUTIVE SEVERANCE AGREEMENT


     The following are the senior executive of Genzyme Corporation who are party to an Executive Severance Agreement, the form of which was filed as Exhibit
10.33 to Genzyme's Form 10-K for 1990:




     David D. Fleming                   Russell J. Campanello
     John V. Heffernan                  Earl M. Collier, Jr.
     Elliot D. Hillback, Jr.            Richard H. Douglas
     David J. McLachlan                 Frank Ollington
     John M. McPherson                  Lisa J. Raines
     Alan E. Smith                      Thomas J. DesRosier
     G. Jan van Heek                    Michael S. Wyzga
     Richard A. Moscicki


     The Company is a party to Executive Severance Agreements with the executive officers named above, under which payments will be made under certain circumstances following a Change of Control of the Company (as defined in the Executive Severance Agreements). The Executive Severance Agreements proved that in the event the officer's employment is terminated by the Company without Cause (as defined) or by the officer for Good Reason (as defined) following a Change of Control, the Company will make a lump sum severance payment to the officer of up to two times (in the case of David J. McLachlan, three times) annual salary and bonus. Upon such termination, the Executive Severance Agreements also provide for (i) a cash payment equal to the additional retirement benefit which would have been earned under the Company's retirement plans if employment had continued for two years (in the case of David J. McLachlan, three years) following the date of termination, (ii) participation in the life, accident and health insurance plans of the Company for such period except to the extent such benefits are provided by a subsequent employer and (iii) in certain circumstances, legal costs and expenses associated with such termination.